 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2002

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Duckwall-ALCO Stores, Inc., a Kansas corporation ("Duckwall" or the "Company"), will be held at the principal executive offices of Duckwall located at 401 Cottage Street, Abilene, Kansas, on Thursday, May 23, 2002, commencing at 10:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:

1.        To elect five directors to hold office for a one-year term until the 2003 Annual Meeting of the Stockholders of Duckwall and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

2.        To consider and act upon ratification and approval of the selection of the accounting firm of KPMG LLP as the independent auditors of Duckwall for the fiscal year ending February 2, 2003;

3.        To consider and act upon any other matters which may properly come before the Annual Meeting of the Stockholders or any adjournments thereof.

In accordance with the provisions of the Bylaws of the Company, the Board of Directors has fixed the close of business on April 5, 2002 as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting of the Stockholders and any adjournments thereof.

All stockholders are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, the Board of Directors of Duckwall solicits you to sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and prefer to vote in person. Your vote is important and all stockholders are urged to be present in person or by proxy.

By Order of the Board of Directors

Charles E. Bogan

Vice President and Secretary

April 26, 2002

Abilene, Kansas

DUCKWALL-ALCO STORES, INC.

401 Cottage Street

Abilene, Kansas, 67410-2832

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PROXY STATEMENT

MAILED ON APRIL 26, 2002

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ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2002

__________________

INTRODUCTION

This Proxy Statement is being furnished to the stockholders of Duckwall-ALCO Stores, Inc., a Kansas corporation ("Duckwall" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of Duckwall for use at the Annual Meeting of Stockholders to be held on Thursday, May 23, 2002, and at any adjournment or adjournments thereof (the "Annual Meeting"). The Annual Meeting will commence at 10:00 a.m., local time, and will be held at the principal executive offices of the Company, located at 401 Cottage Street, Abilene, Kansas, 67410-2832.

This Proxy Statement and the enclosed form of proxy were first mailed to the Company's stockholders on or about April 26, 2002.

Proxies

You are requested to complete, date and sign the enclosed form of proxy and return it promptly in the enclosed postage prepaid envelope. Shares represented by properly executed proxies will, unless such proxies previously have been revoked, be voted in accordance with the stockholders' instructions indicated in the proxies. If no instructions are indicated, such shares will be voted in favor of the election of the nominees for director named in this Proxy Statement, in favor of ratifying the selection of the accounting firm of KPMG LLP as Duckwall's independent auditors for the fiscal year ending February 2, 2003, and, as to any other matter that properly may be brought before the Annual Meeting, in accordance with the discretion and judgment of the appointed attorneys-in-fact. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing written notice of revocation with the Secretary of the Company, by executing and delivering to the Secretary of the Company a proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

Voting at the Meeting

For purposes of voting on the proposals described herein, the presence in person or by proxy of stockholders holding a majority of the total outstanding shares of the Company's common stock, par value $0.0001 per share ("Common Stock"), shall constitute a quorum at the Annual Meeting. Only holders of record of shares of the Company's Common Stock as of the close of business on April 5, 2002 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the Record Date, 4,163,190 shares of the Company's Common Stock were outstanding and entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly to come before the Annual Meeting.

Directors are elected by a plurality (a number greater than those cast for any other candidates) of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Annual Meeting for that purpose. The affirmative vote of a majority of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present, is required to ratify the selection of KPMG LLP as the Company's independent auditors, and approve such other matters as properly may come before the Annual Meeting or any adjournment thereof.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Solicitation of Proxies

This solicitation of proxies for the Annual Meeting is being made by the Company's Board of Directors. The Company will bear all costs of such solicitation, including the cost of preparing and mailing this Proxy Statement and the enclosed form of proxy. After the initial mailing of this Proxy Statement, proxies may be solicited by mail, telephone, telegram, the internet, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them, and their reasonable out-of-pocket expenses, together with those of the Company's transfer agent, will be paid by the Company.

A list of stockholders entitled to vote at the Annual Meeting will be available for examination at least ten days prior to the date of the Annual Meeting during normal business hours at the principal executive offices of Duckwall located at 401 Cottage Street, Abilene, Kansas. The list also will be available at the Annual Meeting.

ITEM 1

ELECTION OF DIRECTORS

The Company's Board of Directors currently consists of five directors. One of the purposes of this Annual Meeting is to elect five directors to serve for a one‑year term expiring at the Annual Meeting of Stockholders in 2003 and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal. The Board of Directors has designated Glen L. Shank, Dennis A. Mullin, Lolan C. Mackey, Jeffrey Macke, and Robert L. Woodard as the five nominees proposed for election at the Annual Meeting. Unless authority to vote for the nominees or a particular nominee is withheld, it is intended that the shares represented by properly executed proxies in the form enclosed will be voted for the election as directors of all nominees. In the event that one or more of the nominees should become unavailable for election, it is intended that the shares represented by the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors, unless the authority to vote for both nominees or for the particular nominee who has ceased to be a candidate has been withheld. Each of the nominees has indicated his willingness to serve as a director if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable for election.

The Board of Directors recommends that you vote for the election of Glen L. Shank, Dennis A. Mullin, Lolan C. Mackey, Jeffrey Macke, and Robert L. Woodard as directors.

Nominees

The following table sets forth certain information with respect to each person nominated by the Board of Directors for election as a director at the Annual Meeting.

		Present
		Position
		With	Director
Name	Age	Duckwall	Since

Glen L. Shank.......................................................	57	Chairman and President	1988
Dennis A. Mullin (1)...........................................	54	Director	1991
Lolan C. Mackey (1)(2).........................................	56	Director	1998
Jeffrey Macke (1)(2)..............................................	33	Director	1998
Robert L. Woodard (1)(2)...................................	41	Director	1998

(1) Member of Audit Committee

(2) Member of Compensation Committee

The business experience of each person nominated by the Board of Directors for election as a director at the Annual Meeting during the last five years is as follows:

Glen L. Shank has served as President of the Company since June 1988 and as Chairman of the Board since May 1991. Between 1982 and 1988, Mr. Shank served as Vice President of Merchandising of the Company. Prior to 1982, Mr. Shank served as a Buyer and as a Merchandise Manager for the Company. Mr. Shank has approximately 35 years of experience in the retail industry.

Dennis A. Mullin is the President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., and has served in various capacities with that company for more than the last five years. He also serves as a director of Commerce Bank, Kansas City.

Lolan C. Mackey is currently a partner of Diversified Retail Solutions LLC, a retail senior management advisory firm. For 25 years, Mr. Mackey was employed in various capacities by Wal-Mart Stores, Inc. From 1990 to 1994, he was Vice President of Store Planning. From 1994 to 1997, he was Vice President of International Operations.

Jeffrey Macke has been a partner and lead investor with JKM Investments, a San Francisco based hedge fund, since 1995. From 1993 to 1995, he was a senior consultant for Senn-Delaney/Arthur Andersen LLP.

Robert L. Woodard has been the Chief Investment Officer of the Kansas Public Employees Retirement System since 1996. From 1994 to 1996, he was Vice-President, and General Manager of FB Capital Management of Kansas, Inc.

Compensation of Directors

Non-employee directors of the Company receive compensation of $4,000 per year, payable quarterly, plus reimbursement for expenses incurred in connection with attendance at meetings of the Board of Directors and committees thereof. Employee directors of the Company receive no compensation for serving on the Board or any committee thereof.

On December 28, 2000, the Company entered into a new employment agreement with Glen L. Shank, President of the Company.  Mr. Shank's employment agreement is described under the section of this Proxy Statement titled "Employment Contracts."

Meetings of the Board and Committees

During the fiscal year ended February 3, 2002 (the "2002 Fiscal Year"), the Board of Directors of Duckwall held six meetings. All of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served which were held during the 2002 Fiscal Year.

Pursuant to Duckwall's Bylaws, the Board of Directors has established Audit and Compensation Committees of the Board of Directors. There currently is no Nominating Committee or other committee of the Board of Directors performing similar functions.

The Audit Committee is governed by the Audit Committee Charter adopted by the Board of Directors. The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to Duckwall's accounting and financial reporting practices and in addressing the scope and expense of audit and related services provided by Duckwall's independent auditors. The Audit Committee is responsible for recommending the appointment of Duckwall's independent auditors and reviewing the terms of their engagement, reviewing Duckwall's policies and procedures with respect to internal auditing, accounting and financial controls and reviewing the scope and results of audits and any auditor recommendations. The current members of the Audit Committee are Dennis A. Mullin, Jeffrey Macke, and Robert L. Woodard. The Audit Committee met twice during the 2002 Fiscal Year.

The Compensation Committee makes recommendations to the Board of Directors regarding the compensation and benefits of Duckwall's executive officers. The Compensation Committee also administers the Company's Incentive Stock Option Plan. The current members of the Compensation Committee are Lolan C. Mackey, Jeffrey Macke, and Robert L. Woodard. The Compensation Committee met one time during the 2002 Fiscal Year.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table sets forth for the fiscal years ending February 3, 2002, January 28, 2001, and January 30, 2000, respectively, the compensation of the Company's chief executive officer and of each of the Company's four other most highly compensated executive officers whose remuneration for the 2002 Fiscal Year was in excess of $100,000 for services to the Company in all capacities:

Summary Compensation Table
				Long Term
				Compensation
	Annual Compensation			Payouts

				Securities
				Under-	All
				lying	Other
Name and	Fiscal			Options/	Compen-
Principal Position	Year	Salary	Bonus (1)	SARs	sation (2)

Glen L. Shank	2002	$283,750	$67,980	0	$3,694	(3)
Chairman and President	2001	283,750	0	4,000	4,361	(4)
	2000	275,500	108,282	50,000	4,559	(5)

James E Schoenbeck	2002	160,500	38,000	0	4,621	(3)
Senior Vice President-Operations	2001	155,500	0	3,500	5,444	(4)
and Advertising	2000	149,350	43,182	30,000	5,642	(5)

James R. Fennema	2002	153,200	38,000	0	3,452	(3)
Senior Vice President-	2001	148,600	0	2,500	4,395	(4)
Merchandising	2000	144,000	41,635	25,000	4,593	(5)

Richard A. Mansfield	2002	146,750	34,000	0	3,479	(3)
Vice President-Finance	2001	142,325	0	3,000	4,498	(4)
and Treasurer	2000	138,000	31,900	22,500	4,696	(5)

Tom L. Canfield, Jr.	2002	122,500	25,000	0	3,620	(3)
Vice President-Distribution	2001	100,500	0	2,500	4,141	(4)
and Administration	2000	90,500	24,000	20,000	4,456	(5)

(1)     Reflects bonus earned for the fiscal years ending February 3, 2002, January 28, 2001, and January 30, 2000, respectively.

(2)     Excludes perquisites and other benefits, unless the aggregate amount of such compensation is the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(3)     Includes contributions made by the Company for the 2002 Fiscal Year to the named individual's account in the Duckwall-ALCO Stores, Inc. Profit Sharing Plan and Trust (the "Profit Sharing Plan") (together with forfeitures) in the amounts of $2,793 for Mr. Shank, $2,637 for Mr. Schoenbeck, $2,517 for Mr. Fennema, $2,441 for Mr. Mansfield, and $2,013 for Mr. Canfield. Also includes premiums paid by the Company with respect to whole life insurance for each of the named individuals for the 2002 Fiscal Year in the amounts of $901 for Mr. Shank, $1,984 for Mr. Schoenbeck, $935 for Mr. Fennema, $1,038 for Mr. Mansfield, and $1,607 for Mr. Canfield.

(4)     Includes contributions made by the Company for the fiscal year ending January 28, 2001 to the named individual's account in the Duckwall-ALCO Stores, Inc. Profit Sharing Plan and Trust (the "Profit Sharing Plan") (together with forfeitures) in the amounts of $3,460 each for Mr. Shank, Mr. Schoenbeck, Mr. Fennema, and Mr. Mansfield, and $2,534 for Mr. Canfield. Also includes premiums paid by the Company with respect to whole life insurance for each of the named individuals for the 2001 Fiscal Year in the amounts of $901 for Mr. Shank, $1,984 for Mr. Schoenbeck, $935 for Mr. Fennema, $1,038 for Mr. Mansfield, and $1,607 for Mr. Canfield.

(5)     Includes contributions made by the Company for the fiscal year ending January 30, 2000 to the named individual's account in the Profit Sharing Plan (together with forfeitures) in the amounts of $3,658 each for Mr. Shank, Mr. Schoenbeck, Mr. Fennema, and Mr. Mansfield, and $2,849 for Mr. Canfield. Also includes premiums paid by the Company with respect to whole life insurance for each of the named individuals for the fiscal year ended January 30, 2000 in the amounts of $901 for Mr. Shank, $1,984 for Mr. Schoenbeck, $935 for Mr. Fennema, $1,038 for Mr. Mansfield, and $1,607 for Mr. Canfield.

Option Grants, Exercises and Holdings

There were no grants of stock options pursuant to the Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan during the 2002 Fiscal Year to any of the named executive officers. No stock options of any of the named executive officers were repriced.

None of the named executive officers exercised options during the 2002 Fiscal Year.

Last Fiscal Year End Option Values

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options at
	Options at FY-End (#)		FY-End ($) (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Glen L. Shank	36,800	29,000	76,740	82,720
James E Schoenbeck	24,300	18,500	46,866	52,099
James R. Fennema	21,550	15,250	38,744	42,481
Richard A. Mansfield	23,475	14,125	35,430	39,515
Tom L. Canfield, Jr.	16,675	12,625	31,369	35,106

(1)     The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of the Common Stock at fiscal year end, multiplied by the number of shares underlying the options. The closing price of the Common Stock on February 1, 2002 was $10.93.

Employee Stock Option Plan

In May 1993, the Company adopted the Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan (the "Plan") to encourage key employees of the Company to participate in the ownership of the Company and promote the success of the business of the Company. Presently, 650,000 shares of Common Stock are authorized for issuance upon exercise of options under the Plan. The number of shares and option price covered by outstanding options may be adjusted in the event of any stock dividend, stock split, reorganization, merger, consolidation, liquidation or any combination or exchange of shares of Common Stock. The Plan is administered by the Compensation Committee of the Board of Directors who are appointed by the Board. The price of each option shall be its fair market value as determined by the Compensation Committee if the Common Stock is not traded on a public market. Employees of the Company eligible to receive options are those selected by the Compensation Committee in its sole discretion on the basis that such employees have made material contributions to the successful performance of the Company in the past, or are expected to make material contributions in the future.

Of the 650,000 shares of Common Stock available under the Plan, an aggregate of 547,187 shares were subject to options as of April 1, 2002.

Employment Contracts

On December 28, 2000, the Company entered into employment agreements with Messrs. Shank, Schoenbeck, Fennema, Mansfield, and Canfield, all executive officers of the Company. The respective positions and base salaries provided for in such employment agreements (as adjusted by the Company in March, 2002) for these employees are as follows:

Officer	Position	Base Salary
Glen L. Shank	Chairman and President	$297,413
James E Schoenbeck	Senior Vice President-Operations	$167,000
James R. Fennema	Senior Vice President-General
	Merchandising Manager	$165,000
Richard A. Mansfield	Vice President-Chief Financial Officer	$154,000
Tom L. Canfield, Jr.	Vice President-Distribution
	and Administration	$130,000

 The Company also entered into similar employment agreements with Vice President and Secretary Charles E. Bogan and Vice Presidents Dennis P. Alesio and John E. Hedeen, all of whom report directly to the President of the Company.

The terms of the employment agreements are two years (automatically renewed for an additional two years unless either party gives notice of its intention not to renew). The salaries payable under the employment agreements will be reviewed annually and increased at the sole discretion of the Company.

If the Company terminates an employment agreement for cause or an employee terminates without good reason, neither the Company nor the employee has any further obligations to the other. If the Company terminates an employee without cause or the employee terminates for good reason, the Company is obligated to pay the employee his salary for the remainder of the term of the employment agreement in the same intervals at which he was previously receiving such salary.

If, within one year after a Change of Control, the Company terminates an employment agreement (other than for cause or the death or disability of the employee) or an employee terminates with good reason, the Company must pay the employee a lump sum amount equal to the employee's annual salary. In the case of Mr. Shank and Mr. Schoenbeck, their employment will terminate immediately upon a change of control and they will receive a lump sum amount equal to twice their respective annual salaries. In the case of Mr. Bogan, if a Change of Control occurs before February 1, 2006 (regardless of whether he is still employed by the Company), his employment will terminate immediately (if not previously terminated) and he will receive $250,000.

A Change in Control of the Company will be deemed to occur upon (a) a person acquiring 40% or more of the shares or voting power of the stock of the Company, (b) the hostile replacement of at least the majority of the Board of Directors, or (c) a merger or sale of substantially all of the assets of the Company.

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Notwithstanding anything to the contrary, the following Compensation Committee Report and Audit Committee Report and the Company Performance Graph set forth later in this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report

This report has been prepared by the Compensation Committee of the Board of Directors, which currently consists of Lolan C. Mackey, Jeffrey Macke, and Robert L. Woodard. The Committee has general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for the Company's executive officers. During the 2002 Fiscal Year, the Compensation Committee was composed of three independent outside directors, none of whom is an officer or employee of the Company. The President of the Company, and certain other executive officers of the Company, may attend meetings of the Compensation Committee, but are not present during discussions or deliberations regarding their own compensation. The Compensation Committee meets at least annually or more frequently as the Company's Board of Directors may request. The Compensation Committee previously engaged the services of an independent compensation consultant to assist it and has developed the following guidelines for establishing executive compensation:

Compensation Policy. The Company's executive compensation policy is premised upon three basic goals: (1) to attract and retain qualified individuals who provide the skills and leadership necessary to enable the Company to achieve both its short-term and long-term earnings growth and return on investment objectives; (2) to create incentives to achieve Company and individual performance objectives through the use of performance-based compensation programs; and (3) to link executive pay to corporate performance, including share price, recognizing that there is not always a direct and short-term correlation between executive performance and share price. The Company's compensation program is reviewed annually to ensure that compensation levels and incentive opportunities are competitive and reflect the performance of the Company and the individual executive officer.

Compensation Components. The principal components of the compensation program for executive officers are base salary, annual incentive bonuses, and employee stock options. Management has been granted options in the past to provide linkage between executive pay and corporate performance and to provide incentives to continue employment with the Company. The Compensation Committee believes that the total compensation package awarded to top management is fair based upon the total compensation packages awarded to top management at comparable companies.

Base Salary. The Compensation Committee reviews each executive officer's base salary from the previous year and, in determining whether to adjust base salary levels, takes into account the President's recommendations and assessments of each executive's growth and effectiveness in the performance of his or her duties and the Company's performance. For the 2002 Fiscal Year, base salary levels for the executive officers were increased by approximately zero to twenty-two percent from the fiscal year ended January 28, 2001 levels. An analysis of the role played by each individual executive in generating the Company's performance included a consideration of the executive's specific responsibilities, contributions to the Company's business, and length of service.

Bonus. In addition to the executive officers who participate in the Annual Incentive Bonus Plan, certain other employees of the Company who, in the discretion of the President, are considered to be in a position to significantly influence the Company's results or operations and level of profits are eligible to receive annual bonus awards. Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate employees to achieve these goals. The selection of the persons eligible to participate in the bonus program is necessarily subjective in nature and is made after taking into account management's assessment of each person's level of responsibility. The company establishes a bonus pool at the beginning of each year which is included in the Company's operating budget for that year. Each of the participants in the bonus program is evaluated based upon a number of criteria related to management skills and personal characteristics. In addition, each participant is evaluated based upon his or her accomplishments for the year compared to the goals that were established at the end of the previous year. The size of the bonus pools, the persons who are eligible to receive bonuses, the targets established for bonus participants and the amount of bonus payments can vary from year to year and are subject to the discretion of the Compensation Committee and management.

Stock Options. Since the Company's policy is to retain qualified individuals to enable the Company to achieve both short-term and long-term earnings growth, it is important that there be a long-term component of the compensation policy. The Company's Incentive Stock Option Plan, which was approved by the Stockholders in 1993, and amended in 1997 and 1999, provides the vehicle for addressing long-term rewards. The Compensation Committee administers the Stock Option Plan. The Chief Executive Officer provides recommendations to the Compensation Committee who may grant the options at any time. The options permit the holder to purchase shares of the Company's stock at a price equal to the fair market value of the stock at the time of the grant. Thus, the options gain value only to the extent the stock price exceeds the option price. To date, all of the options that have been granted become exercisable in equal amounts over a four-year period beginning one year subsequent to the grant date.

The Compensation Committee approved the increases in base salary of Messrs. Shank, Schoenbeck, Fennema, Mansfield and Canfield, during the 2002 Fiscal Year.

The Compensation Committee based the Company President's compensation in Fiscal 2002 upon subjective analysis of the Company's overall performance and individual performance criteria.

The Company has no policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which precludes a deduction by any publicly‑held corporation for certain compensation paid to any covered employee to the extent that the compensation for the taxable year exceeds $1,000,000.

Compensation Committee Members

Lolan C. Mackey

Jeffrey Macke

Robert L. Woodard

Audit Committee Report

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent" as required by applicable listing standards of the Nasdaq Stock Market. The Audit Committee operates pursuant to a Charter that was adopted on May 25, 2000 by the Board of Directors. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has considered whether other non‑audit services provided by the independent auditors to the Company is compatible with maintaining the auditor's independence and has discussed with KPMG LLP the independence of that firm.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not financial experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and KPMG LLP. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company's auditors are in fact "independent".

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10‑K for the year ended February 3, 2002 to be filed with the Securities and Exchange Commission.

The Board of Directors, upon recommendation of the Audit Committee, has determined to continue the services of KPMG LLP for the fiscal year ending February 2, 2003. Such services will include the examination of the financial statements of the Company for the fiscal year ending February 2, 2003 and other appropriate accounting services. A member of KPMG LLP is expected to attend the annual meeting and, if present, will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions of the stockholders.

Audit Committee Members

Dennis A. Mullin

Jeffrey Macke

Robert L. Woodard

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the 2002 Fiscal Year were Messrs. Mackey, Macke and Woodard. No member of the Compensation Committee was at any time during the past year an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship with the Company requiring disclosure herein. During the 2002 Fiscal Year, Mr. Shank, an officer and director of the Company, attended Compensation Committee meetings concerning executive officer compensation, other than those relating to his own compensation.

Dennis A. Mullin is President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., which owns one store leased to the Company. Mr. Mullin is Chairman of MBI, Inc., which owns one store leased to the Company. Mr. Mullin is a partner in DAB #1, which owns one store leased to the Company. Mr. Mullin is also a co-trustee and/or co-executor of three trusts or estates which own stores leased to the Company. During the 2002 Fiscal Year, the Company paid fixed rentals aggregating approximately $644,981 and percentage rentals aggregating approximately $24,574 to these entities. The Company also pays the taxes, insurance and maintenance on the stores leased from these entities. Each of the store leases has a remaining term of more than one year.

Lolan C. Mackey is a partner in Diversified Retail Solutions LLC, a retail senior management advisory firm. On March 20, 2000, the Company entered into an agreement with Diversified Retail Solutions to provide certain consulting services to the Company. Mr. Mackey did not participate in the rendering of the consulting services pursuant to this agreement. During the 2002 Fiscal Year, the Company paid consulting fees aggregating approximately $268,000 and expenses of $7,247 under this agreement.

Glen L. Shank, James E. Schoenbeck, Richard A. Mansfield, Tom L. Canfield, Jr. and Charles E. Bogan are five of the six members of the administrative committee of the Duckwall-ALCO Stores, Inc. Profit Sharing Plan and Trust (the "Profit Sharing Plan"). As of March 1, 2002, the plan did not own any shares of Common Stock of the Company.

Company Performance

The following graph compares the cumulative total return of the Company, the Nasdaq Stock Market Index, and the Nasdaq Retail Trade Stocks Index (assuming dividends reinvested). The graph assumes $100 was invested on October 27, 1994 in Duckwall-ALCO Stores, Inc. Common Stock, the Nasdaq Stock Market Index, and the Nasdaq Retail Trade Stocks Index.

	Period Ending
Index	10/24/94	1/29/95	1/28/96	2/2/97	2/1/98	1/31/99	1/28/01	1/31/01	2/3/02
Duckwall-ALCO Stores, Inc.	100.00	102.78	108.33	145.83	161.11	147.22	86.81	68.06	121.54
Nasdaq Composite Index	100.00	97.50	137.71	180.52	213.01	333.38	520.92	364.80	256.24
Nasdaq Retail Stock Index	100.00	90.12	101.85	125.28	146.11	178.30	145.02	112.39	132.43

Based upon the data reflected in the table, a $100 investment in the Company's Common Stock would have a total return value of $121.54 at February 3, 2002, as compared to $256.24 for the Composite Nasdaq Index and $132.43 for the Nasdaq Retail Stock Index.

There can be no assurances that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company does not make or endorse any predictions as to future stock performance.

OWNERSHIP OF DUCKWALL COMMON STOCK

The following table sets forth certain information as of March 1, 2002 (as of December 31, 2001 for Heartland Advisors, Inc., Dimensional Fund Advisors, Inc., and Goldman, Sachs Asset Management) regarding the beneficial ownership of Duckwall Common Stock by each person known to the Board of Directors to own beneficially 5% or more of the Company's Common Stock, by each director or nominee of the Company, by each executive officer named in the Summary Compensation Table under "Executive Compensation and Other Information-Executive Compensation" and by all directors, nominees and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective directors, nominees, officers or 5% or more stockholders, as the case may be, or by documents filed with the Securities and Exchange Commission. Unless otherwise indicated, the named beneficial owner has sole voting and investment power over the shares listed.

	Amount and Nature of	Percentage of
Name	Beneficial Ownership	Shares Outstanding

Glen L. Shank (1) (2)	43,950	*
James E. Schoenbeck (1) (3)	26,300	*
James R. Fennema (1) (4)	25,850	*
Richard A. Mansfield (1) (5)	23,475	*
Tom L. Canfield, Jr. (1) (6)	17,575	*
Lolan C. Mackey (7)	0	*
Jeffrey Macke (8)	590,376	14.23
Dennis A. Mullin (9)	68,845	1.66
Robert L. Woodard (10)	0	*
KDF, a Kansas Nominee (10)	705,300	17.00
Heartland Advisors, Inc. (11)	454,500	10.95
Dimensional Fund Advisors, Inc. (12)	370,800	8.94
Goldman, Sachs Asset Management (13)	304,100	7.33
Bern, Gambal & Barbee, Inc. (14)	213,425	5.14
All directors and officers as a group (10 in group)	796,371	19.19

____________________________

* Less than one percent.

(1)     The address for this person is 401 Cottage Street, Abilene, KS 67410-2832.

(2)    Mr. Shank owns options to purchase 65,800 shares of Common Stock. Of those options, 36,800 are currently exercisable.

(3)     Mr. Schoenbeck owns options to purchase 42,800 shares of Common Stock. Of those options, 24,300 are currently exercisable.

(4)     Mr. Fennema owns options to purchase 36,800 shares of Common Stock. Of those options, 21,550 are currently exercisable.

(5)      Mr. Mansfield owns options to purchase 37,600 shares of Common Stock. Of those options, 23,475 are currently exercisable.

(6)     Mr. Canfield owns options to purchase 29,300 shares of Common Stock. Of those options, 16,675 are currently exercisable.

(7)      The address for Mr. Mackey is Diversified Retail Solutions LLP, 1913 N. Walton Blvd., Bentonville, AR 72712.

(8)      Jeffrey Macke owns 20,000 shares of Common Stock and is a partner in JKM Investments, LLC, which owns 62,200 shares of Common Stock. Mr. Macke beneficially owns the following shares: Macke Limited Partnership, 4,000 shares of Common Stock; Kenneth A. Macke and Kathy Macke, 388,300 shares of Common Stock; Melissa Macke, 8,800 shares of Common Stock; Michael Macke, 4,200 shares of Common Stock; Anne Macke, 2,500 shares of Common Stock; Ken Macke IRA, 28,076 shares of Common Stock; Buckshot Capital, 64,800 shares of Common Stock; and Lynn Odland IRA, 7,500 shares of Common Stock. The address for Mr. Macke is 2001 Union Street, Suite 320, San Francisco, CA 94123.

(9)      Dennis A. Mullin owns 4,000 shares of Common Stock and is the President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., which owns 57,465 shares of Common Stock. The address of Steel & Pipe Supply Co., Inc., is 555 Poyntz, Manhattan, KS 66502. Mr. Mullin is also an executive officer of Business Buildings, Inc. which own 840 shares of Common Stock and of MBI, Inc., which owns 5,840 shares of Common Stock. Mr. Mullin is the co-executor of an estate that owns 700 shares of Common Stock. The address for Mr. Mullin is 555 Poyntz, Manhattan, KS 66502.

(10)   KDF is the nominee holder of shares of Common Stock on behalf of the Kansas Public Employees Retirement System ("KPERS"). KPERS has investment and voting power with regard to these shares. Robert L. Woodard is the Chief Investment Officer of KPERS. Mr. Woodard has disclaimed beneficial ownership of all shares of Common Stock beneficially owned by KDF and KPERS. The address of KPERS is 611 S. Kansas Avenue, Suite 200, Topeka KS 66603.

(11)    The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, WI 53202.

(12)    The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(13)    The address of Goldman, Sachs and Company is 85 Broad Street, New York, NY 10004.

(14)    The address of Berno, Gambal & Barbee, Inc. is 1100 North Glebe Road, Suite 1040, Arlington, VA 22201.

ITEM 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, upon recommendation of the Board's Audit Committee, has selected the independent certified public accounting firm of KPMG LLP as Duckwall's independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending February 2, 2003. Stockholders will have an opportunity to vote at the Annual Meeting on whether to ratify the Board's decision in this regard.

KPMG LLP has served as the Company's independent auditors since 1969. A representative of KPMG LLP is expected to be present at the Annual Meeting. If present, such representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for the 2002 Fiscal Year and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10‑Q for the 2002 Fiscal Year were $123,700.

Financial Information Systems Design and Implementation Fees

 There were no professional services rendered for information technology services relating to financial information systems design and implementation during the 2002 Fiscal Year.

All Other Fees

The aggregate fees billed by KPMG LLP for services rendered to the Company, other than the services described in the preceding paragraphs for the 2002 Fiscal Year were $119,487, which consisted primarily of income tax services and audit of employee benefit plan financial statements.

Submission of the selection of the independent auditors to the stockholders for ratification will not limit the authority of the Board of Directors to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated.

The Board of Directors recommends that you vote for approval of the selection of KPMG LLP.

6(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires Duckwall's directors and executive officers, and persons who own more than 10% of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in Duckwall Common Stock and other equity securities. Securities and Exchange Commission regulations require directors, executive officers, and greater than 10% stockholders to furnish Duckwall with copies of all Section 16(a) reports they file.

To Duckwall's knowledge, based solely upon review of the copies of such reports furnished to Duckwall and written representations that no other reports were required, during the 2002 Fiscal Year all Section 16(a) filing requirements applicable to its directors, executive officers, and greater than 10% stockholders were complied with, except that one change in beneficial ownership reporting on Form 4 was filed late by Mr. Mullen, and three changes in beneficial ownership reporting on Form 4 were filed late by Mr. Macke.

OTHER BUSINESS OF THE MEETING

The Board of Directors is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this Proxy Statement. If, however, any other matter properly comes before the Annual Meeting or any adjournment, it is intended that the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment.

ANNUAL REPORT

This Proxy Statement is accompanied by the Company's 2002 Annual Report including financial statements for the year ended February 3, 2002. Upon written request to the Corporate Secretary of the Company at 401 Cottage Street, Abilene, Kansas 67410‑2832, by any stockholder whose proxy is solicited hereby, the Company will furnish a copy of its 2002 annual report on Form 10‑K, together with financial statements and schedules thereto, without charge to the requesting stockholder.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

It is presently anticipated that the 2003 Annual Meeting of Stockholders will be held on May 22, 2003. Stockholder proposals intended for inclusion in the proxy statement for the 2003 Annual Meeting of Stockholders must be received at the Company's offices, located at 401 Cottage Street, Abilene, Kansas, 67410-2832, within a reasonable time before the solicitation with respect to the meeting is made, but in no event later than December 31, 2002. Proxies solicited in connection with the 2003 Annual Meeting of Stockholders shall confer discretionary voting authority on the appointed proxyholders to vote on certain stockholder proposals that are not presented for inclusion in the proxy materials unless the proposing stockholder notifies the Company by March 14, 2003 that such proposal will be made at the meeting. Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission. Stockholder proposals should be addressed to the attention of the Secretary of Duckwall.

By Order of the Board of Directors

Charles E. Bogan

Secretary

April 26, 2002

Abilene, Kansas